UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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FIND/SVP, Inc.

(Name of Registrant as Specified in Its Charter)

_________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIND/SVP, INC.

Notice of Annual Meeting of Shareholders
To Be Held June 10, 2005

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of the Shareholders, and any adjournments or postponements thereof (the “Meeting”), of FIND/SVP, Inc. (the “Company”), which will be held on June 10, 2005 at 9:15 A.M., local time, at 625 Avenue of the Americas, New York, New York 10011, for the following purposes:

1.	To elect seven (7) directors to serve on the Board of Directors until the next annual meeting of Shareholders or until their successors are duly elected and qualified (Proposal 1);

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2005 (Proposal 2); and

3.	To transact such other business as may properly be brought before the Meeting, including proposals to adjourn or postpone the Meeting.

Shareholders of record at the close of business on May 5, 2005 shall be entitled to notice of and to vote at the Meeting. A copy of the Annual Report of the Company for the fiscal year ended December 31, 2004 is being mailed to Shareholders along with the enclosed Proxy Statement.

Your vote is important. Please submit a proxy as soon as possible so that your shares can be voted at the Meeting. Submitting the enclosed form of proxy will appoint David Walke and Peter Stone as your proxies. You may submit your proxy by mail. You may revoke your proxy and vote in person if you decide to attend the Meeting. For instructions, please refer to page 2 of the Proxy Statement or the proxy card.

By order of the Board of Directors

/s/ David Walke

David Walke, Chief Executive Officer

/s/ Peter Stone

Peter Stone, Chief Financial Officer and Secretary

May 11, 2005

FIND/SVP, INC.
625 Avenue of the Americas
New York, New York 10011
____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

June 10, 2005

INTRODUCTION

PROXY SOLICITATION AND GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy (the “Proxy Card”) are being furnished to the holders of capital stock (the “Shareholders”), of FIND/SVP, Inc., a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of the Company for use at the Annual Meeting of Shareholders to be held on Friday, June 10, 2005 at 625 Avenue of the Americas, New York, New York 10011, the Company’s principal executive offices, at 9:15 A.M., local time, and at any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the Proxy Card are first being sent to our Shareholders on or about May 11, 2005. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report shall not be deemed to be a part of this Proxy Statement.

At the Meeting, our Shareholders will be asked:

1.	To elect seven (7) directors to serve on the Board of Directors until the next annual meeting of Shareholders or until their successors are duly elected and qualified (Proposal 1);

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2005 (Proposal 2); and

3.	To transact such other business as may properly be brought before the Meeting.

The Board of Directors has fixed the close of business on May 5, 2005 (the “Record Date”) as the record date for the determination of Shareholders entitled to notice of and to vote at the Meeting. Each holder of common stock of the Company (the “Common Stock”) as of the Record Date shall be entitled to one vote for each share of Common Stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing. Each holder of the Series A Preferred Stock of the Company (the “Series A Preferred Stock”) shall be entitled to one vote for each share of Common Stock into which such holder’s shares of Series A Preferred Stock are convertible, and such holder of Series A Preferred Stock shall be entitled to vote on all matters to come before the Meeting and may vote in person or by proxy authorized in writing.

Proxies and Voting

Common Stock and Series A Preferred Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal 1), and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2005 (Proposal 2).

Voting

Our Shareholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope.

Most beneficial owners whose stock is held in street name do not receive the Proxy Card. Instead, they receive voting instruction forms from their bank, broker or other agent. Beneficial owners may also be able to vote by telephone or the Internet. Beneficial owners should follow the instructions on the voter instruction form or proxy ballot they receive from their bank, broker or other agent.

The method of voting used will not limit a Shareholder's right to attend the Meeting.

Revocation of Proxy

A Shareholder who so desires may revoke his proxy at any time before it is voted at the Meeting by: (i) delivering written notice to the Company (attention: Secretary); (ii) delivering a proxy that is dated later; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Beneficial owners who hold their stock in street name cannot revoke their proxies in person at the Meeting because the Shareholders of record who have the right to cast the votes will not be present. If a beneficial owner who holds its stock in street name wishes to change its vote after returning voting instructions, such beneficial owner should contact its bank, broker or other agent before the Meeting to determine whether it can do so.

Record Date; Shares Outstanding And Entitled To Vote

Only Shareholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. As of April 6, 2005, there were 19,902,648 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote, and 333,333 shares of common stock issuable upon conversion of 333,333 outstanding shares of Series A Preferred Stock. Each share of Series A Preferred Stock entitles the holder to one vote for each share of Common Stock into which it is convertible. Accordingly, as of April 6, 2005, the total number of votes which may be cast at the meeting is 20,235,981.

Quorum; Required Votes

The presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the shares of stock entitled to vote constitutes a quorum for this Meeting.

The affirmative vote of a plurality of the votes cast in person or represented by proxy and entitled to vote is necessary for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast in person or represented by proxy and entitled to vote is necessary for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2005 (Proposal 2). Under the laws of the State of New York, the Company’s state of incorporation, “votes cast” at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes and withheld votes will not be considered “votes cast” based on current state law requirements and the Company’s Certificate of Incorporation and Bylaws.

Votes at the Meeting will be tabulated by an inspector of elections appointed by the Company or the Company's transfer agent. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may be precluded from exercising their discretion, depending on the type of proposal involved. Shares as to which brokers have not exercised discretionary authority or received instructions from beneficial owners are considered “broker non-votes,” and will be counted for purposes of determining whether there is a quorum.

Proxy Solicitation

The Company will bear the costs of the solicitation of proxies for the Meeting. Directors, officers and employees of the Company may solicit proxies from Shareholders by mail, telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them and such custodians will be reimbursed for their reasonable expenses.

List of Shareholders

In accordance with New York law, a list of Shareholders as of the Record Date, certified by a responsible corporate officer or our transfer agent, will be available at the Meeting.

IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE SHAREHOLDERS' INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO DELIVER A PROXY TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE DELIVER YOUR PROXY PROMPTLY.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 6, 2005, certain information regarding the beneficial ownership of the outstanding Common Stock and Series A Preferred Stock by: (i) each person who is known to us to own 5% or more of the Company’s Common Stock and Series A Preferred Stock (the holdings of certain unrelated entities listed below are generally based on shareholdings disclosed in their public filings with the Securities and Exchange Commission (the “SEC”)), (ii) each of our current directors and nominees for the Board of Directors, (iii) each Named Executive Officer (as defined below) set forth in the Summary Compensation Table below, and (iv) all of our current executive officers and directors as a group. Unless otherwise indicated, each of the shareholders shown in the table below is known to us to have sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o FIND/SVP, INC., 625 Avenue of the Americas, New York, New York 10011.

	COMMON STOCK		SERIES A PREFERRED STOCK
Name and Address	Shares (1)	Percent (19)	Shares (1)(2)	Percent (20)

Petra Mezzanine Fund, L.P. (3) 172 Second Ave. North, Suite 112 Nashville, TN 37201	745,000	3.6%	333,333	100.0%
Austin W. Marxe and David M. Greenhouse (4) 153 E. 53rd Street 55th Floor New York, NY 10022	3,152,950	15.0%
Performance Capital (5) 767 Third Avenue New York, NY 10017	1,432,810	7.0%
Wynnefield Partners (6) c/o Small Cap Value LP 450 Seventh Avenue, Suite 509 New York, NY 10123	1,621,768	8.1%
Zesiger Capital Group LLC (7)	2,175,000	10.5%
David Walke (8)	2,317,293	11.3%
Martin E. Franklin (9) 555 Theodore Fremd Avenue Suite B-302 Rye, NY 10580	1,995,292	9.8%
Andrew P. Garvin	710,499	3.6%
Warren Struhl (10) 1100 Valley Brook Avenue Lyndhurst, NJ 07071	216,250	1.1%
Denise Shapiro (11)	30,000	*
Brian Ruder (12)	10,000	*
Stephan B. Sigaud (13)	58,898	*
Richard Longenecker (14)	--	*
Peter Stone (15)	90,000	*
Marc Litvinoff (16)	40,000	*
Scott A. Gerard (17)	16,333	*
All directors, nominees for directors, and executive officers as a group (12 persons) (18)	5,857,065	27.5%

* Less than 1%

(1)
As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2)	Each share of Series A Preferred Stock entitles the holder to one vote for each share of Common Stock into which it is convertible.

(3)
As of April 6, 2005, the Common Stock beneficially owned by Petra Mezzanine Fund, L.P. (“Petra”) consists of 745,000 shares of Common Stock issuable upon exercise of warrants; and 333,333 shares of Common Stock issuable upon conversion of 333,333 shares of the Series A Preferred Stock. Excluded are 53,333 shares of Common Stock issuable to Petra upon conversion of up to an additional 53,333 shares of the Company’s convertible preferred stock that may be issued to Petra as dividends on their shares of convertible preferred stock.

(4)
Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership (“MGP”), the general partner of and investment adviser to Special Situations Fund III, L.P. Marxe and Greenhouse are also members of MG Advisers L.L.C. (“MG”), the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. Includes 1,102,500, 367,000 and 572,300 shares of common stock issued to Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., respectively. Also, includes 600,000, 200,000 and 311,150 shares issuable under outstanding warrants held by Special Situations Fund, III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., respectively. The information disclosed above regarding Marxe and Greenhouse is based solely on Amendment No. 1 to Schedule 13G filed by Marxe and Greenhouse with the SEC on February 11, 2005. The principal business office for Marxe and Greenhouse is 153 East 53rd Street, 55th Floor, New York, New York 10022.

(5)
Includes 569,204 shares owned by Performance Capital LP and 438,436 shares owned by Performance Capital II LP. Includes 425,170 shares issuable under outstanding warrants. Each of Performance Capital LP and Performance Capital II LP disclaims beneficial ownership of the reported securities except to the extent of each of their respective pecuniary interests therein. The information disclosed above regarding Performance Capital LP and Performance Capital II LP is based solely on the Schedule 13G filed with the SEC on July 14, 2003. The principal business office for Performance Capital LP and Performance Capital II LP is 767 Third Avenue, New York, NY 10017.

(6)
Includes 443,025 shares owned by Wynnefield Partners Small Cap Value, LP, 549,175 shares owned by Wynnefield Partners Small Cap Value, L.P. I, 534,568 shares owned by Wynnefield Small Cap Value Offshore Fund, Ltd., and 95,000 shares owned by Channel Partnership II, L.P., and 85,034 shares issuable under outstanding warrants. The information disclosed above regarding Wynnefield Partners is based solely on the Schedule 13G filed by certain affiliates of Wynnefield Partners with the SEC on February 11, 2005. The principal business office for Wynnefield Partners and its affiliates referenced above is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(7)
The principal business office of Zesiger Capital Group LLC (“ZCG”) is 320 Park Avenue, 30th Floor, New York, New York 10022. The information disclosed above regarding ZCG is based solely on Amendment No. 1 to Schedule 13G filed by ZCG with the SEC on July 6, 2004 in which ZCG disclaimed beneficial ownership of the shares referenced above.

(8)
Includes 211,111 shares of common stock issuable under outstanding warrants, held in the name of Walke Associates, Inc., and 380,000 shares issuable under outstanding options. Each of David Walke and Walke Associates, Inc. disclaims beneficial ownership of the shares owned by the other.

(9)
Includes 1,154,181 and 315,000 shares of common stock beneficially owned by Marlin Equities, LLC and Martin Franklin, respectively; 211,111 shares of common stock issuable under outstanding warrants held in the name of Marlin Equities, LLC; and 315,000 shares issuable under outstanding options. The principal business office for Marlin Equities, LLC is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580.

(10)	Represents 156,250 shares of common stock held in the name of Warren Struhl Family Partnership. Includes 60,000 shares issuable under outstanding options.

(11)	Represents 30,000 shares issuable under outstanding options.

(12)	Represents 10,000 shares issuable under outstanding options.

(13)	Mr. Sigaud’s employment terminated on June 1, 2004. The beneficial ownership is to the best of the Company’s knowledge as of the date of termination.

(14)	Mr. Longenecker’s employment terminated on October 4, 2004. The beneficial ownership is to the best of the Company’s knowledge as of the date of termination.

(15)	Represents 90,000 shares issuable under outstanding options.

(16)	Includes 20,000 shares issuable under outstanding options.

(17)	Represents 16,333 shares issuable under outstanding options.

(18)	Includes 1,403,555 shares issuable under outstanding options and warrants.

(19)	Percent is based on 19,902,648 shares of common stock outstanding as of April 6, 2005.

(20)	Percent is based on 333,333 shares of convertible preferred stock outstanding as of April 6, 2005.

STOCK OPTION PLANS

The following table provides information regarding compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
FIND/SVP, Inc. 1996 Stock Incentive Plan	1,959,575	$0.93	411,080
FIND/SVP, Inc. 2003 Stock Incentive Plan	881,476	$2.07	615,586
Total	2,841,051	$1.28	1,026,666

PROPOSAL 1
ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that the number of directors on the Board of Directors shall be determined by the Board of Directors. Effective at the time and for the purposes of the Meeting, the number of directors of the Company, as fixed by the Board of Directors, is seven. Our directors are elected annually at the Annual Meeting of Shareholders. Our directors’ respective terms of office continue until the next Annual Meeting of Shareholders and until their successors have been elected and qualified in accordance with our Bylaws. On April 27, 2005, Marc L. Reisch resigned from the Board of Directors, and effective as of the date thereof, the Board of Directors appointed Ms. Regina Paolillo to the Board of Directors to fill the vacancy created by such resignation. In addition, effective as of April 27, 2005, Mr. Martin Franklin resigned from his position as Chairman of the Board, but remains as a director and major shareholder of the Company. Upon the resignation of Mr. Martin Franklin from his position as Chairman of the Board, the Board of Directors has appointed Mr. David Walke to serve as the Company’s Chairman of the Board.

Unless otherwise specified, each proxy received will be voted for the election of the seven nominees named below to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with our Bylaws. There are no family relationships among any of our directors or executive officers.

The following information is submitted concerning the nominees named for election as directors based upon information received by the Company from such persons:

NAME	AGE	POSITION

David Walke	50	Chairman of the Board and Chief Executive Officer
Martin E. Franklin	40	Director
Andrew P. Garvin	59	Founder and Director
Warren Struhl	43	Director
Denise Shapiro	51	Director
Brian Ruder	51	Director
Regina Paolillo	46	Director

Mr. Walke has been Chief Executive Officer of the Company since November 21, 2001, a director of the Company since December 5, 2001, and Chairman of the Board of Directors of the Company since April 27, 2005. Mr. Walke was the co-founder and CEO of Morgen-Walke Associates, a leading investor relations and corporate communications consultancy. Established in 1982, Morgen-Walke was acquired in 2000 and concluded that year with approximately $30 million in revenues. Mr. Walke’s experience in communications consulting has been highly diverse, and he has provided counsel to over 500 public company CEO’s and senior management teams in his 25 years in the industry.

Mr. Franklin has been a director of the Company since December 5, 2001, and Chairman of the Board of Directors from January 1, 2002 until April 27, 2005. Mr. Franklin serves as the Chairman and Chief Executive Officer of Jarden Corporation, a New York Stock Exchange Company and a leading provider of niche branded consumer products. Mr. Franklin was appointed to Jarden Corporation’s Board of Directors on June 25, 2001 and became Chairman and Chief Executive Officer effective September 24, 2001. Since March 2004, Mr. Franklin has also served as a director of Apollo Investment Corporation, a Nasdaq company. Mr. Franklin was the Chairman of the Board of Directors of Bollé Inc. from February 1998 until February 2000. Mr. Franklin has previously held positions as Chairman and Chief Executive Officer of Lumen Technologies, Inc. from May 1996 to December 1998, and of its predecessor, Benson Eyecare Corporation, from October 1992 to May 1996.

Mr. Garvin was a co-founder of the Company and served as its Chief Executive Officer from 1972 until November 21, 2001, and as its President from 1978 until December 31, 2003. Mr. Garvin has been a director of the Company since its inception. From 1979 to 1982, Mr. Garvin was a member of the Board of Directors of the Information Industry Association and served as Chairman of the 1979 National Information Conference and Exposition. Mr. Garvin is the author of THE ART OF BEING WELL INFORMED, an information resource handbook for executives. Mr. Garvin received a B.A. degree in political science from Yale University and an M.S. degree in journalism from the Columbia Graduate School of Journalism.

Ms. Paolillo has been a director of the Company since April 2005. She is currently Chief Executive Officer of Creditek, LLC, a leading provider of business process outsourcing solutions. From April 1993 until September 2002, Ms. Paolillo held various positions with Gartner, Inc., and from October 1999 until September 2002, Ms. Paolillo was Chief Financial Officer and Executive Vice President of Gartner, Inc. Prior to Gartner, Inc., Ms. Paolillo served as Chief Operating Officer and Chief Financial Officer at Productivity, Inc., and held numerous executive and management positions at Citibank, N.A., Page America, Inc. Bristol-Myers Squibb, Inc. and PricewaterhouseCoopers, LLP. Ms. Paolillo holds a bachelor's degree from the University of New Haven and is a Certified Public Accountant.

Mr. Ruder has been a director of the Company since July 1, 2004. Mr. Ruder is currently the Founder and Chief Executive Officer of Skylight Partners, a strategic marketing and business development consulting group. From 1997 to 2000, Mr. Ruder was Executive Vice President of Global Marketing for Citigroup. Before Citigroup, Mr. Ruder was President of Heinz USA, and President of Weight Watchers, a division of Heinz USA. Mr. Ruder also served as Marketing Director for Pepsi-Cola USA. Mr. Ruder is currently Chairman of the Board of the Rivers and Estuaries Center, a member of the Board of the Adirondack Council, Vice Chairman of the New York State Board of Science, Technology and Academic Research, and is a member of the Board and Audit Committee of the New York State Dormitory Authority. He previously served on the Board and Audit Committee of Saks, Inc.

Ms. Shapiro has been a director of the Company since February 27, 2003. She is a Managing Director of the Entertainment & Media practice for PricewaterhouseCoopers, LLP, a large public accounting firm, since January 2002, where she is responsible for overseeing the client relationship management for its Global 100 entertainment and media companies. Ms. Shapiro was also a founder and principal for eWorks, Inc. from 1997 until December 2001, where she was primarily responsible for providing a full range of management consulting and financial advisory services to small telecommunications, media and technology companies. Previously, Ms. Shapiro held corporate development and operating positions with Hallmark Entertainment Inc., Viacom, Inc, and ITT. Ms. Shapiro has a diversified professional background and has spent her entire career leading corporate development in large entertainment and media operating companies and as a consultant in professional service firms.

Mr. Struhl has been a director of the Company since December 5, 2001.  He has been the managing partner of TWS Partnership, LLC, an investment partnership for the last ten years.  He is currently Chairman of the Board of Directors for Dale and Thomas Popcorn, LLC and Awards.com, LLC.

The Board of Directors recommends that Shareholders vote FOR the election of each of our director nominees.

GOVERNANCE OF THE COMPANY

Corporate Governance

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The Company’s Management and its Board of Directors continuously reviews its corporate governance policies to ensure that they comply with the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and any other applicable law, rules or regulations. In response to the adoption of the Sarbanes-Oxley Act of 2002, the Board of Directors adopted a Code of Ethics for Senior Executive and Financial Officers and an Audit Committee pre-approval policy.

Our Board of Directors is currently comprised of the following seven members: David Walke (Chairman of the Board), Martin E. Franklin, Andrew P. Garvin, Warren Struhl, Denise Shapiro, Brian Ruder, and Regina Paolillo. Utilizing the American Stock Exchange’s definition of “independence,” the Company’s Board of Directors has determined the Board of Directors is comprised of at least a majority of independent Directors. During 2004, the Board of Directors held five meetings. The Board of Directors had standing Audit, Compensation and Nominating Committees. The Compensation and Nominating Committees do not meet on a regular basis, but only as circumstances require. During 2004, all of the directors then in office attended at least 75% of the total number of meetings held by the Board of Directors and by the Committees of the Board of Directors on which they served during the period for which he or she has been a director. The Company does not have a formal policy as to Board of Director attendance at our annual meetings of Shareholders. Only Mr. Walke attended our last annual meeting of shareholders.

Shareholder Communications with Directors

Shareholders may send communications to the Board of Directors or any committee thereof by writing to the Board or any such committee at Find/SVP, Inc., c/o the Secretary at 625 Avenue of the Americas, New York, New York 10011. The Secretary will distribute all shareholder communications to the intended recipients and/or distribute to the entire Board, as appropriate.

Compensation Committee

The purpose of the Compensation Committee is to review, structure and set the Company’s Executive Compensation and to align management’s interest with the success of the Company. The Compensation Committee consists of Warren Struhl, Martin Franklin, and Brian Ruder with Mr. Struhl serving as Chairman. Each of Robert Sobel and Marc Reisch, who were previously members of the Compensation Committee, are no longer members of the Compensation Committee. Robert Sobel did not stand for re-election at the 2004 Annual Meeting, and Marc Reisch resigned from the Board in April 2005. These vacancies were filled by David Walke and Brian Ruder, however, David Walke has subsequently resigned from the Compensation Committee. With the exception of Brian Ruder, who previously performed services to the Company but ceased these services as of his appointment to the Board, all other members of the Compensation Committee meet the requirements for independence as set forth in the American Stock Exchange’s definition of “independent director.” The Compensation Committee met four times during 2004.

Nominating Committee

The purpose of the Nominating Committee is to identify, evaluate and nominate qualified candidates for election to the Board of Directors. The Nominating Committee consists of Warren Struhl, Martin Franklin, and Brian Ruder with Mr. Struhl serving as Chairman. David Walke had previously resigned from the Nominating Committee and Brian Ruder was appointed to fill the vacancy created by such resignation. With the exception of Brian Ruder, who previously performed services to the Company but ceased these services as of his appointment to the Board, all other members of the Nominating Committee meet the requirements for independence as set forth in the American Stock Exchange’s definition of “independent director”. The Nominating Committee met once during 2004. The Nominating Committee will consider nominees recommended by the Company’s shareholders. The names of such nominees should be forwarded to David Walke, FIND/SVP, Inc., 625 Avenue of the Americas, New York, New York 10011, who will submit them to the committee for its consideration. See the section titled “Requirements For Submission Of Shareholder Proposals And Other Business Of Shareholders” for more information on Shareholder nominations of candidates for election to the Board of Directors.

Candidates for the Board of Directors should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in the Company; have no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to the Company and its shareholders; and have the ability and willingness to spend the time required to function effectively as a director of the Company. The Nominating Committee may engage third-party search firms from time to time to assist it in identifying and evaluating nominees for director. The Nominating Committee evaluates nominees recommended by shareholders, by other individuals and by the search firms in the same manner, as follows. The Nominating Committee reviews biographical information furnished by or about the potential nominees to determine whether they have the experience and qualities discussed above. When a Board vacancy occurs or is anticipated, the Nominating Committee determines which of the qualified candidates to interview, based on the current needs of the Board and the Company, and members of the Nominating Committee meet with these individuals. If, after such meetings, the Nominating Committee determines to recommend any candidate to the Board for consideration, that individual is invited to meet with the entire Board. The Board then determines whether to select the individual as a director-nominee.

Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), reviews the scope and results of the annual audit of the Company’s consolidated financial statements conducted by the Company’s independent auditors, the scope of other services provided by the independent auditors, and the proposed changes in the Company’s policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including the selection and retention of the Company’s independent auditors. The Audit Committee consists of Ms. Regina Paolillo, Mr. Brian Ruder, and Ms. Denise Shapiro, with Ms. Paolillo serving as Chairman. Each of Robert Sobel and Marc Reisch, who were previously members of the Compensation Committee, are no longer members of the Compensation Committee. Robert Sobel did not stand for re-election at the 2004 Annual Meeting, and Marc Reisch resigned from the Board in April 2005. Ms. Regina Paolillo was appointed to the Audit Committee on April 27, 2005, the date on which Mr. Reisch resigned from the Board of Directors. With the exception of Brian Ruder, who previously performed services to the Company but ceased these services as of his appointment to the Board, all other members of the Audit Committee meet the requirements for independence as set forth in the American Stock Exchange’s definition of “independent director”. All of the members of the Audit Committee meet the definition of “independent” as set forth in Rule 10A-3 of the Exchange Act. The Board of Directors has identified Ms. Paolillo as the audit committee financial expert and determined that Ms. Paolillo is independent of the Company based on the American Stock Exchange’s definition of “independence”. The Audit Committee met eight times during 2004. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which was filed on April 30, 2003 with the SEC as an appendix to the Company’s Proxy Statement for the its Annual Meeting of Shareholders to be held on June 12, 2003.

Code of Ethics

The Code of Ethics for Senior Executive and Financial Officers was adopted by the Company for the purpose of promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and promoting compliance with all applicable rules and regulations that apply to the Company and its officers and directors. The Code of Ethics for Senior Executive and Financial Officers may be accessed at http://www.findsvp.com, our Internet website. In addition, you may request, without charge, a copy of our Code of Ethics for Senior Executive and Financial Officers by submitting a written request for any of such materials to: David Walke, FIND/SVP, Inc., 625 Avenue of the Americas, New York, New York 10011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as modified or supplemented. In addition, the Committee has received the written disclosures and the letters from the independent auditor required by Independence Standards Board Standard No. 1, as modified or supplemented, and discussed with the independent auditor the auditor’s independence from management and the Company. The Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company's independent auditor the overall scope and plans for its audit. The Committee meets with the independent auditor, with and without management present, to discuss the results of its examination, and the overall quality of the Company's financial reporting and internal controls.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC. The Committee has also recommended the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2005.

Respectfully submitted,

Audit Committee

Regina Paolillo, Chairman
Denise Shapiro
Brian Ruder

Compensation of Directors

Until August 11, 2004, Board members did not receive compensation in connection with their attendance at Board and committee meetings. Furthermore, David Walke and Martin Franklin, who are management Board members, have been compensated in conjunction with their respective employment agreements. However, Board members are reimbursed for reasonable expenses incurred in connection with their attendance at Board of Directors and committee meetings. On August 11, 2004, Messrs. Reisch, Struhl, Shapiro, and Ruder each received $10,000. On December 21, 2004, Mr. Ruder received stock options to purchase 10,000 shares of common stock at an exercise price of $2.30 per share. On April 27, 2005, Messrs. Franklin, Garvin, Paolillo, Ruder, Struhl, and Shapiro received stock options to purchase 5,000, 5,000, 17,500, 15,000, 5,000, and 15,000 shares of common stock, respectively, at an exercise price of $1.40 per share. Included in Ms. Paolillo’s stock options to purchase 17,500 shares of common stock, are 10,000 options for being a member of the Audit Committee, and 2,500 options for being Chairman of the Audit Committee. Also, included in Mr. Ruder’s and Ms. Shapiro’s stock options to purchase 15,000 shares of common stock are 10,000 options for being members of the Audit Committee. In addition, in 2005, each of Messrs. Franklin, Garvin, Paolillo, Ruder, Struhl, and Shapiro received $10,000 as compensation for their Board participation.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer of the Company has within the last five years: (i) had a petition under Federal bankruptcy laws or any State insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in the following activities: (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (b) engaging in any type of business practice; or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws; (iv) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (iii)(a) above, or to be associated with persons engaged in any such activity; or (v) been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a Federal or State securities or commodities law, and such judgment has not been reversed, suspended or vacated.

The Company is not aware of any material proceedings to which any director, executive officer or affiliate of the Company, or any security holder, including any owner of record or beneficial owner of more than 5% of any class of the Company's voting securities, or any associate of any such director, officer, affiliate of the Company or security holder, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age and position of each of our executive officers. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors of the Company.

Name	Age	Position	Officer Since

David Walke	50	Chairman of the Board and Chief Executive Officer	2001
Peter Stone	35	Chief Financial Officer, Senior Vice President, Corporate Secretary and Treasurer	2002
Marc Litvinoff	44	Chief Operating Officer	2004
Scott A. Gerard	37	Controller	2002

See the table of nominees for election as directors for biographical data with respect to David Walke. See the narrative description of the employment agreements for David Walke, Peter Stone and Marc Litvinoff for further terms with respect to the terms of their respective positions and employment.

Mr. Stone has been the Company’s Chief Financial Officer, Senior Vice President, Corporate Secretary and Treasurer since joining the Company in May 2002. From January 2001 to May 2002, Mr. Stone served as Senior Vice President at Seabury Technology LLC, the technology-focused investment banking division of the New York-based investment bank The Seabury Group, LLC. From February 2000 to November 2000, Mr. Stone was the Chief Financial Officer of Polyverse, Inc., an internet startup venture that ceased operations in December 2000. From September 1996 to February 2000, Mr. Stone was Vice President and Principal at Mercury Capital, a private equity firm based in New York. From June 1997 to February 2000, and December 1998 to February 2000, Mr. Stone served on the Board of Directors of Food Service Holdings, Inc. and Federal Coach, Inc., respectively, each of which were privately held companies owned by Mercury Capital. Mr. Stone is a graduate of The Wharton School at the University of Pennsylvania.

Mr. Litvinoff has been the Company’s Chief Operating Officer since joining the Company in May 2004. From July 2003 through April 2004, Mr. Litvinoff was an independent consultant to Gartner, Inc., Apple, Inc. and Wrapsidy, LLC.  From November 2001 through July 2003, Mr. Litvinoff served as President & Chief Executive Officer of RHK, Inc., a telecommunications research and advisory firm.   From October 1999 through July 2001, Mr. Litvinoff served as President & Chief Operating Officer of Knowledge Networks, Inc., a marketing intelligence and market research firm which provides a single-source marketing information system via interactive television as well as frequent-shopper information and web tracking.  Mr. Litvinoff holds a B.B.A. in Banking and Finance from Hofstra University.

Mr. Gerard has been the Company's Controller since July 2002 and is a Certified Public Accountant. From December 1999 to 2002, Mr. Gerard was an associate with Abacus Group LLC, an executive recruitment firm specializing in accounting and finance. From 1996 through 1999, Mr. Gerard was a Divisional Controller with Citibank, N.A. Prior to Citibank, Mr. Gerard practiced accounting, including 3 years with KPMG LLP. Mr. Gerard holds a B.S. in Accounting from The State University of New York at Buffalo.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and certain other executive officers of the Company whose annual salary and bonus during fiscal 2004 exceeded $100,000 (collectively, the “Named Executive Officers”).

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options

David Walke (1)	2004	225,000	50,000	13,820 (2)	--
Chairman of the Board and Chief Executive	2003	145,833	--	--	50,000
Officer	2002	100,000	--	19,075 (2)	--

Peter Stone (3)	2004	193,600	--	--	--
Chief Financial Officer, Senior	2003	176,000	--	--	25,000
Vice President, Secretary and Treasurer	2002	101,846	--	--	75,000

Marc Litvinoff (4)	2004	147,981	--	22,987 (2) (5)	150,000 (6)
Chief Operating Officer

Scott A. Gerard (7)	2004	110,000	--	--	--
Controller	2003	100,000	--	--	5,000
	2002	35,417	--	--	20,000

Stephan B. Sigaud (8)	2004	224,000	--	6,430 (2)	5,000
Executive Vice President	2003	220,000	13,620	--	--
	2002	182,875	31,552	--	--

Richard Longenecker (9)	2004	185,000	--	--	--

(1)	Hired November 21, 2001.
(2)	Includes payment of auto insurance premiums, auto lease and allowance expenses, and annual 401(K) match.
(3)	Hired May 13, 2002.
(4)	Hired April 28, 2004.
(5)	Includes payment of relocation expenses.
(6)
As of December 31, 2004, Mr. Litvinoff owned 100,000 of shares of restricted Common Stock. The value of the restricted Common Stock owned by Mr. Litvinoff as of December 31, 2004 was $160,000 and was calculated using the closing price of our Common Stock on December 31, 2004 which was $1.60. No dividends, to the extent declared and paid on our unrestricted Common Stock, will be paid on our unvested restricted Common Stock.

(7)	Hired July 22, 2002.
(8)	Employment terminated June 1, 2004.
(9)	Hired October 20, 2003. Employment terminated October 4, 2004.

Options Granted in 2004

Individual Grants
Number of
	Securities	Percentage of			Potential Realizable Value at
	Underlying	Total Options			Assumed Annual Rates of
	Unexercised	Granted to			Stock Price Appreciation for
	Options	Employees in	Exercise Price	Expiration	Option Term (1)
Name	Granted (#)	Fiscal 2004	Per Share ($)	Date	5% ($)	10% ($)

David Walke	--	--	--	--	--	--
Peter Stone	--	--	--	--	--	--
Marc Litvinoff (2)	50,000	5.83%	2.60	5/17/14	81,756	207,187
Scott A. Gerard	--	--	--	--	--	--
Stephan B. Sigaud (3)	5,000	0.58%	2.55	5/13/14	8,018	20,320
Richard Longenecker	--	--	--	--	--	--

(1)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, in the market value of our Common Stock.

(2)	Options were granted on May 17, 2004, and are exercisable in five equal annual installments beginning on the date of grant.
(3)	Options were granted on May 3, 2004. These options were subsequently cancelled as a result of Mr. Sigaud’s termination of employment effective June 1, 2004.

Aggregated Option Exercises in 2004 and 2004 Fiscal Year End Option Values

The following table contains certain information regarding options to purchase Common Stock held as of December 31, 2004, by each of the Named Executive Officers. The stock options listed below were granted without tandem stock appreciation rights and without freestanding stock appreciation rights outstanding.

			Number of Securities Underlying Unexercised Options at 12/31/04 (#)		Value of Unexercised In-the-Money Options at 12/31/04 ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable

David Walke	--	--	380,000	20,000	427,000	7,000
Peter Stone	--	--	90,000	10,000	39,533	3,500
Marc Litvinoff	--	--	20,000	30,000	--	--
Scott A. Gerard	--	--	16,333	8,667	7,850	4,100
Stephan B. Sigaud	30,337	53,725	--	--	--	--
Richard Longenecker	--	--	--	--	--	--

(1)
Before taxes. The dollar value reported is based on the difference between the exercise price of the option outstanding and the market price of Common Stock at the close of trading on December 31, 2004. The closing market price on that date was $1.60 per share.

REPORT ON EXECUTIVE COMPENSATION
BY THE COMPENSATION COMMITTEE

Introduction

  The Company's Compensation Committee consists of three directors: Warren Struhl, Chairman; Martin Franklin; and Brian Ruder. All members of the Compensation Committee have considerable experience in executive compensation and management development issues. No member of the Committee has ever been an officer or employee of the Company, nor is there a direct or indirect relationship between any of the members of the Committee and any of the Company's executive officers, except for Martin Franklin, who served as an executive officer of the Company in his capacity as Chairman of the Board.

The Company operates in the Consulting and Business Advisory industry and must provide high levels of quality in the servicing of its clients. In order to succeed, the Board believes that it must be able to attract and retain qualified experienced executives. To achieve this goal, the Company has offered competitive executive compensation to attract and retain key executives with relevant experience in the Consulting and Business Advisory industry or in growth companies in related industries. Executive compensation has also been structured to align management’s interests with the success of the Company by making a portion of compensation dependant on long-term success of the Company.

During 2004, the Board of Directors of the Company maintained the 1996 Stock Option Plan (Amended and Restated as of November 21, 2001), as amended (the “1996 Plan”), and the 2003 Stock Incentive Plan (the “2003 Plan”). See the section above titled “Stock Option Plans” for more information about our equity plans.

The Committee annually determines compensation of the Company's senior management and its executive officers, oversees the administration of executive programs, and has approved a compensation philosophy for the Company, which is described below.

Executive Compensation Philosophy

The Compensation Committee maintains a philosophy that compensation of executive officers should be directly linked to operating achievements and, to a lesser extent, stock performance. Base salaries for executive officers are determined by the Compensation Committee by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among public companies of the size of, or in businesses similar to, the Company. Salary adjustments are determined and normally made at twelve-month intervals.

Compensation of the Chief Executive Officer

As our Chief Executive Officer, David Walke was compensated pursuant to an employment agreement entered into as of November 21, 2001 and amended on January 1, 2005. For fiscal 2004, Mr. Walke received a base salary of $225,000. In addition, Mr. Walke is entitled, at the discretion of the Compensation Committee, to incentive compensation which may, among other things, be based upon our performance and Mr. Walke’s performance, all as determined in the sole and absolute discretion of the Committee. Mr. Walke received $50,000 as incentive compensation in fiscal 2004. Mr. Walke was granted 100,000 shares of restricted stock on January 1, 2005. Mr. Walke’s compensation is based on, but not limited to, his individual performance and competition in the marketplace, and provides an incentive aligned with his level of expertise and contribution to the Company. For more information regarding Mr. Walke’s compensation, see the section labeled “Employment and Related Agreements and Change-in-Control Arrangements” below.

Equity-Based Employee Incentive Compensation

The 1996 Plan and the 2003 Plan (collectively, the “Plans”) are designed to give the Board discretion and flexibility in designing incentive compensation packages to motivate executive officers and key employees and to maximize Shareholder value. Pursuant to the Plans, the Board may issue to non-employee directors, executive officers and key employees of the Company incentive stock options and nonqualified stock options. The specific types and size of awards to be granted (other than options granted to non-employee directors) and the terms and conditions of such awards are determined by the Committee subject to the provisions of the Plans.

The Committee has set guidelines which determine the number of shares to be granted and the frequency of stock option awards. These guidelines, which are applicable to all participants, including the Chief Executive Officer, provide that awards will generally be based upon the employee's position within the Company and a subjective review of the employee's performance. Any such decision would be subjective in nature and not based upon any objective factors. The stock option awards to each individual are not conditioned on the number of previously granted options. All awards to executive officers are within the discretion of the Committee. Under the Plans, the Board has the discretion to fix the price, amount of options, vesting schedule and other terms for the stock options granted thereunder. The Committee believes that the total compensation package has been designed to motivate executive officers and focus on increasing the market value of our Common Stock. The foregoing executive compensation tables reflect the compensation structure being pursued by the Committee.

Respectfully submitted,

Compensation Committee

Warren Struhl, Chairman
Martin Franklin
Brian Ruder

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004, except as noted below, none of the members of our Compensation Committee, (i) served as an officer or employee of the Company or its subsidiaries, (ii) was formerly an officer of the Company or its subsidiaries or (iii) entered into any transactions with the Company or its subsidiaries. During fiscal 2004, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company. During fiscal 2004, Mr. Franklin served as an executive officer of the Company in his capacity as Chairman of the Board and Mr. Walke served as Chief Executive Officer of the Company, and in each case were compensated pursuant to their respective employment agreements. Also, Mr. Ruder, one of our directors and a member of our Audit, Compensation, and Nominating Committees, provided consulting services to the Company during fiscal 2004 prior to his appointment to the Board, but ceased these services upon his appointment. During fiscal 2004, the value of the services that Mr. Ruder provided to the Company was $61,000.

PERFORMANCE CHART

The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock for a period of five years ended December 31, 2004, with the cumulative total return of the NASDAQ Stock Market Index (U.S. companies), a broad market index, prepared for NASDAQ by the Center for Research in Securities Prices (“CRSP”) at the University of Chicago, and the Peer Group Index, an index prepared by CRSP made up of the selected NASDAQ SIC 7380-7389 U.S. traded companies. The comparison for each of the periods assumes that $100 was invested on December 31, 1999, in each of the common stock, the stocks included in the NASDAQ Stock Market Index (U.S. Companies) and the stocks included in the Peer Group Index. These indices, which reflect the assumption of reinvestment of dividends, do not necessarily reflect returns that could be achieved by individual investors.

[GRAPHIC OMMITTED]

	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
FIND/SVP	100.0	33.9	41.4	65.5	88.2	78.8
NASDAQ Stock Market (US. Companies)	100.0	60.3	47.8	33.1	49.4	53.8
NASDAQ Stocks (SIC 7380-7389 US Companies)	100.0	18.3	18.0	15.6	28.3	45.7

EMPLOYMENT AND RELATED AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

On November 21, 2001, the Company entered into an employment agreement with David Walke which was subsequently amended on January 1, 2005. Pursuant to the employment agreement, Mr. Walke is employed by the Company as its Chief Executive Officer. Mr. Walke’s employment agreement, which commenced on November 21, 2001, will terminate on December 31, 2007, unless sooner terminated in accordance with the terms of the employment agreement or extended by the parties thereto. Mr. Walke’s employment agreement provides for a base salary of $250,000 per annum, subject to increases by the Compensation Committee of the Board of Directors. In addition, at the discretion of the Compensation Committee of the Board of Directors, Mr. Walke may receive an annual bonus based on performance. Mr. Walke’s employment agreement further provides that the minimum bonus payable to Mr. Walke shall be (i) 50% of base salary if the Company achieves its adjusted EBITDA target for such year; and (ii) 100% of base salary if the Company achieves 120% of its EBITDA target for such year. Pursuant to Mr. Walke’s employment agreement, Mr. Walke was granted a ten-year non-incentive stock option to purchase 700,000 shares of the Company’s Common Stock at a price of $0.41 per share. The options vest ratably at the end of each of the first three years of the term of his employment agreement, but such vesting shall accelerate in the event he leaves the employ of the Company for Good Reason (as defined in Mr. Walke’s employment agreement) or on account of a Change of Control (as defined in Mr. Walke’s employment agreement), or in the event his employment is terminated by the Company without “cause” (as defined in Mr. Walke’s employment agreement), or upon his death or incapacity. Mr. Walke’s employment agreement also provides that he shall receive 450,000 shares of restricted stock as follows: (i) 100,000 shares of restricted stock on January 1, 2005; (ii) 150,000 shares of restricted stock on January 1, 2006; and (iii) 200,000 shares of restricted stock on January 1, 2007. The restricted stock shall vest as follows: (i) 100% on the date the Average Closing Price (as defined in Mr. Walke’s employment agreement) exceeds $3.25 per share in 2005; (ii) 100% on the date the Average Closing Price exceeds $4.00 per share in 2006; (iii) 100% on the date the Average Closing Price exceeds $5.00 per share in 2007; (iv) the date there is a Change of Control; or (v) the date that Mr. Walke is terminated without “cause” or he resigns for Good Reason.

Mr. Walke’s employment agreement further provides that if he is terminated for “cause” or he voluntarily leaves the employ of the Company (other than for “Good Reason” or on account of a “Change of Control”) he shall be entitled to compensation only up until the date of termination of his employment. Mr. Walke’s employment agreement also provides that if Mr. Walke leaves the employ of the Company for Good Reason or on account of a Change in Control, or Mr. Walke is terminated without “cause,” then, in each such case, Mr. Walke shall be entitled to receive the base salary described above and certain other benefits for the greater of (a) the balance of the term of his employment agreement; or (b) a period of two years from the date of termination. In addition, Mr. Walke shall also be entitled to receive a lump sum payment in an amount equal to the sum of: (i) the amount of his bonus that should have been paid with respect to that part of the fiscal year in which the date of termination occurs, absent the termination of his employment; (ii) his actual earned bonus for any completed fiscal year or period not theretofore paid; and (iii) the unpaid portion of any amount earned by him prior to the date of such of such termination pursuant to any benefit program in which he was a participant, including, without limitation, any accrued vacation pay to the extent not theretofore paid. In the event that the Company terminates Mr. Walke’s employment for “cause,” and a court of law or other tribunal ultimately determines that such termination was without “cause,” Mr. Walke shall be entitled to receive double the amount of base salary and bonus otherwise payable from the date of termination until the expiration of the employment agreement. In addition, if Mr. Walke’s employment is terminated as a result of a Nonrenewal Event (as defined in Mr. Walke’s employment agreement), Mr. Walke shall be entitled to receive base salary, bonus, and an automobile for a period of one year from the date of such termination.

Pursuant to the terms of his employment agreement, Mr. Walke has agreed to certain non-competition, confidentiality, non-solicitation, and certain other affirmative and restrictive covenants that are customary for an executive employment agreement.

On May 13, 2002, the Company entered into an employment agreement with Peter Stone, which was subsequently amended on January 1, 2005. Pursuant to the employment agreement, Mr. Stone is employed by the Company as its Senior Vice President and Chief Financial Officer. Mr. Stone’s employment agreement, which commenced on no later than May 13, 2002, will terminate on December 31, 2007, unless sooner terminated in accordance with the terms of the employment agreement or extended by the parties thereto. Mr. Stone’s employment agreement provides for a base salary of $220,000 per annum, subject to a minimum increase of 6% as of January 1, 2006, and such other increases as may be determined from time to time by the Chief Executive Officer of the Company. In addition, at the discretion of the Chief Executive Officer, and subject to the approval of the Compensation Committee, Mr. Stone may receive an annual bonus based on performance. Mr. Stone’s employment agreement further provides that the minimum bonus payable to Mr. Stone shall be (i) 25% of base salary if the Company achieves its adjusted EBITDA target for such year; and (ii) 50% of base salary if the Company achieves 120% of its EBITDA target for such year. Mr. Stone may also receive an additional performance based bonus, to be determined at the discretion of the Chief Executive Officer. Mr. Stone’s discretionary performance based bonus for 2004 was $50,000. Pursuant to the employment agreement, Mr. Stone was granted a ten-year incentive stock option to purchase 75,000 shares of the Company’s Common Stock at the fair market value on the date of grant. Options to purchase 15,000 shares under this grant vested immediately with the balance vesting ratably at the end of each of the first three years of Mr. Stone’s employment; provided, that if Mr. Stone is terminated without “cause” (as defined in Mr. Stone’s employment agreement) by the Company, in addition to that portion of the options that has vested on the date of such termination, the portion of the options that would vest within three months of the date of such termination shall vest as of the date of such termination. Mr. Stone’s employment agreement also provides that he shall receive 150,000 shares of restricted stock as follows: (i) 25,000 shares of restricted stock on January 1, 2005; (ii) 50,000 shares of restricted stock on January 1, 2006; and (iii) 75,000 shares of restricted stock on January 1, 2007. The restricted stock shall vest as follows: (i) 100% on the date the Average Closing Price (as defined in Mr. Stone’s employment agreement) exceeds $3.25 per share in 2005; (ii) 100% on the date the Average Closing Price exceeds $4.00 per share in 2006; (iii) 100% on the date the Average Closing Price exceeds $5.00 per share in 2007; (iv) the date there is a change of control (as defined in Mr. Stone’s employment agreement); or (v) the date that Mr. Stone is terminated without “cause” or he resigns for Good Reason (as defined in Mr. Stone’s employment agreement).

Mr. Stone’s employment agreement further provides that if he is terminated for “cause” or he voluntarily leaves the employ of the Company he shall be entitled to compensation only up until the date of termination of his employment. Mr. Stone’s employment agreement provides further that if Mr. Stone leaves the employ of the Company for Good Reason or is terminated without “cause,” then, in each such case, Mr. Stone shall be entitled to receive the base salary described above and certain other employee benefits for six (6) months from the date of termination, and a lump sum payment in an amount equal to the sum of: (i) the amount of his bonus that should have been paid with respect to that part of the fiscal year in which the date of termination occurs, absent the termination of his employment; (ii) his actual earned bonus for any completed fiscal year or period not theretofore paid; and (iii) the unpaid portion of any amount earned by him prior to the date of such of such termination pursuant to any benefit program in which he was a participant, including, without limitation, any accrued vacation pay to the extent not theretofore paid. In addition, if Mr. Stone’s employment is terminated as a result of (i) his death; (ii) his incapacity; or (iii) a Nonrenewal Event (as defined in Mr. Stone’s employment agreement), then Mr. Stone shall be entitled to receive base salary and certain other employee benefits for a period of six months from the date of such termination.

Pursuant to the terms of his employment agreement, Mr. Stone has agreed to certain non-competition, confidentiality, non-solicitation, and certain other affirmative and restrictive covenants that are customary for an executive employment agreement.

On April 28, 2004, the Company entered into an employment agreement with Marc Litvinoff. Pursuant to the employment agreement, Mr. Litvinoff is employed by the Company as its Chief Operating Officer. Mr. Litvinoff’s employment agreement, which commenced on May 17, 2004, will terminate on May 16, 2005; provided, that the employment agreement shall automatically renew on May 16, 2005 for an additional one-year period, unless the Company notifies Mr. Litvinoff in writing at least 60 days prior to May 16, 2005 that it does not wish to renew the employment agreement; and provided, further, that the employment agreement may be sooner terminated in accordance with the terms of the employment agreement. Mr. Litvinoff’s employment agreement provides for a base salary of $230,000 per annum. In addition, Mr. Litvinoff is received a bonus of $25,000 for calendar year 2004 upon the achievement of certain 2004 corporate performance targets and an automobile allowance of $500 per month.

Mr. Litvinoff’s employment agreement further provides that if he is terminated for “cause” (as defined in Mr. Litvinoff’s employment agreement) or he voluntarily leaves the employ of the Company he shall be entitled to compensation only up until the date of termination of his employment. In addition, in the event Mr. Litvinoff’s employment is terminated by the Company without “cause,” by Mr. Litvinoff for Good Reason (as defined in Mr. Litvinoff’s employment agreement), or due to a Nonrenewal Event (as defined in Mr. Litvinoff’s employment agreement) or a Second Year Nonrenewal Event (as defined in Mr. Litvinoff’s employment agreement), Mr. Litvinoff shall be entitled to receive (i) base salary as may be adjusted upward and without taking into effect any Cash Compensation Reductions (as defined in Mr. Litvinoff’s employment agreement) for the Severance Period (as defined in Mr. Litvinoff’s employment agreement); and (ii) any monies due and owing to Mr. Litvinoff relating to bonus payments and his automobile allowance (for the duration of the Severance Period only). If after separation from employment, should the Company discover that Mr. Litvinoff had violated certain sections of his employment agreement (including, without limitation, the restrictive covenants contained in the employment agreement), the Company shall not pay, and Mr. Litvinoff shall not be entitled to receive, any portion of severance benefits otherwise payable pursuant to the employment agreement. Mr. Litvinoff’s employment agreement provides that the Severance Period shall be a period of six months from the date of termination; provided, that for each full month that Mr. Litvinoff is employed by the Company under the terms of the employment agreement, the Severance Period will be increased by one additional month up to an additional six months (equaling up to an aggregate maximum Severance Period of twelve months).

Effective as of May 17, 2004, the Company granted to Mr. Litvinoff a ten-year incentive stock option to purchase 50,000 shares of Common Stock and 100,000 shares of restricted Common Stock at an exercise price of $2.60 and $.01 per share, respectively. If Mr. Litvinoff’s employment agreement is renewed on May 16, 2005, Mr. Litvinoff shall receive 25,000 shares of restricted Common Stock having terms and conditions substantially similar to the restricted Common Stock described above, other than the vesting provisions which shall be determined by the Company at the time of such award. Mr. Litvinoff’s employment agreement also provides that the Company will pay directly to, or on behalf of, Mr. Litvinoff reasonable moving expenses and certain other normal and customary relocation expenses. Should Mr. Litvinoff resign without Good Reason or is terminated for “cause” prior to May 16, 2005, an amount of the moving expenses shall be paid to the Company by Mr. Litvinoff in an amount equal to the product of the total moving expenses paid multiplied by a fraction the numerator of which is the number of full and partial months remaining until April 28, 2005 on the earlier to occur of the date of resignation or termination and the denominator of which is 12.

Pursuant to the terms of his employment agreement, Mr. Litvinoff has agreed to certain non-competition, confidentiality, non-solicitation, non-interference, non-disparagement and certain other affirmative and restrictive covenants that are customary for an executive employment agreement.

On October 14, 2003, the Company entered into an employment agreement with Richard Longenecker, commencing on October 20, 2003 and continuing until October 20, 2006. Mr. Longenecker’s employment agreement provides for a base salary of $200,000 per annum, plus incentive compensation up to 40% of base. Pursuant to the employment agreement, Mr. Longenecker was granted a ten-year non-incentive stock option to purchase 80,000 shares of the Company’s Common Stock at the fair market value on the date of grant. Options to purchase 20,000 shares under this grant vested immediately with the balance vesting ratably at the end of each of the first three years of Employee’s employment; provided, that if Mr. Longenecker is terminated without “cause” by the Company, that portion of the option that would vest within three months of the date of such termination shall vest as of the date of such termination. Mr. Longenecker has agreed to a non-competition covenant for a period of one year after the term of the employment agreement. Mr. Longenecker’s employment agreement provides further that if Mr. Longenecker leaves the employ of the Company for Good Reason or a Change of Control, then, in each such case, Mr. Longenecker shall be entitled to receive the base salary described above (and certain benefits) for six (6) months from the date of termination on October 4, 2004.

A severance arrangement for Stephan Sigaud was authorized by the Board of Directors on January 25, 1999. In the event of certain changes of control, the severance agreement would be triggered. The agreement provides for: (a) a severance benefit for one (1) year in the event the employee’s services are terminated without “cause,” and (b) a severance benefit of one (1) year in the event the separation from service is due to (i) a change in control, and (ii) the employee suffers, within one (1) year thereafter, either (A) a discontinuation of duties, or (B) an office change of at least 50 miles, or (C) a reduction in compensation, or (D) a termination of employment other than for “cause.” On April 1, 2004, Mr. Sigaud and the Company mutually and amicably agreed that Mr. Sigaud would end his employment with the Company. A specific date for Mr. Sigaud’s formal departure has not been set but Mr. Sigaud has agreed to stay with the Company until at least June 1, 2004, and possibly longer, as the Company conducts a search for his replacement.

Our 1996 and 2003 Stock Incentive Plans, in which Scott A. Gerard participates, provides for accelerated vesting of options to purchase shares of common stock granted under the plan(s) in connection with certain changes in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Laura Magnuson, the sister of the Company’s Chief Executive Officer, David Walke, is employed by the Company on an at-will basis as Director, Marketing & Sales Promotion, and is entitled to receive a base salary of $105,000 annually.

Mr. Ruder, one of our directors and a member of our Audit, Compensation, and Nominating Committees, provided consulting services to the Company during fiscal 2004 prior to his appointment to the Board, but ceased these services upon his appointment. During fiscal 2004, the value of the services that Mr. Ruder provided to the Company was $61,000.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2004. The Board of Directors desires to continue the services of Deloitte & Touche LLP for the current fiscal year ending December 31, 2005. Accordingly, the Board of Directors will recommend at the Meeting that the Shareholders ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP to audit the financial statements of the Company for the current year. Representatives of that firm are expected to be present at the Meeting, shall have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. In the event the Shareholders do not ratify the appointment of Deloitte & Touche LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

Aggregate fees billed by Deloitte & Touche LLP for professional services rendered to the Company for the fiscal years ended December 31, 2004 and 2003 are as follows:

Audit Fees: Fees for audit services for the fiscal years ended December 31, 2004 and 2003 totaled approximately $339,000 and $200,000, respectively, including fees associated with the audit of the Company's annual financial statements and the review of the financial statements included in the Company's quarterly reports on Form 10-Q.

Audit-Related Fees: Fees for audit related services for the fiscal years ended December 31, 2004 and 2003 totaled approximately $65,000 and $35,000, respectively, and pertained to the audit of the Company’s 401(k) and Profit Sharing Plan.

Tax Fees: Fees for tax services for the fiscal years ended December 31, 2004 and 2003 totaled approximately $47,000 and $28,000, respectively and were for services related to tax compliance, including the preparation of tax returns, tax planning and advice.

All Other Fees: Fees for all services rendered to the Company not described above under Audit Fees, Audit-Related Fees and Tax Fees for the fiscal years ended December 31, 2004 were zero, and 2003 totaled approximately $243,000. The aggregate fees for All Other Fees in fiscal 2003 included approximately $171,000 in fees related to post-acquisition audit and review services pertaining to the Company’s acquisition of Guideline Research Corp., (“Guideline”) which was completed on April 1, 2003 and approximately $72,000 in fees related to post-acquisition audit and review services pertaining to the Company’s acquisition of Teltech, which was completed on July 1, 2003.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent auditor, the Audit Committee shall pre-approve all auditing services and all permitted non-audit services (including the fees and terms thereof), except those excluded from requiring pre-approval based upon the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act.

In applying these policies described above, the following procedures are followed: (a) prior to each fiscal year, the Audit Committee pre-approves a schedule of estimated fees for proposed non-prohibited audit and non-audit services; (b) actual amounts paid are monitored by Company’s management and reported to the Audit Committee; and (c) between Audit Committee meetings, the Audit Committee has authorized Regina Paolillo to pre-approve (subject to certain limitations) additional non-prohibited services. Pre-approvals granted between Audit Committee meetings are reported to the Audit Committee at its next regular meeting.

All work performed by Deloitte & Touche LLP as described above under the captions Audit Fees, Audit Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Audit Committee in accordance with its pre-approval policies and procedures. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the auditor's independence.

The Board recommends that Shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company's directors and executive officers and any persons who own more than 10% of the Company's capital stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2004 fiscal year were timely filed with the SEC, with the exception of the following filing being late: Stephan Sigaud reporting in August 2004 on Form 4 his exercise of 51,000 stock options under the Company’s stock option plans and subsequent sale of 20,663 shares of the Company’s common stock. Mr. Sigaud resigned from the Company as of June 1, 2004.

ANNUAL REPORT

A copy of the Company's 2004 Annual Report to Shareholders is being mailed to Shareholders along with this Proxy Statement. Any Shareholder who has not received a copy of the 2004 Annual Report to Shareholders and wishes to do so should contact the Company's Secretary by mail at the address set forth on the Notice of Annual Meeting or by telephone at (212) 645-4500.

FORM 10-K

The Company will provide, without charge, to each Shareholder as of the Record Date, on the written request of the Shareholder, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements and schedule, as filed with the SEC. Shareholders should direct the written request to the Company's Secretary, at FIND/SVP, Inc., 625 Avenue of the Americas, New York, NY 10011.

REQUIREMENTS FOR SUBMISSION OF
SHAREHOLDER PROPOSALS AND
OTHER BUSINESS OF SHAREHOLDERS

Under the rules of the SEC, if a Shareholder wants us to include a proposal in our Proxy Statement and Proxy Card for presentation at our 2006 Annual Meeting, the proposal must be received by us at our principal executive offices at 625 Avenue of the Americas, New York, NY 10011 by December 31, 2005 (or, if the 2006 Annual Meeting is called for a date not within 30 calendar days before or after June 10, 2006, within a reasonable time before we begin to print and mail our proxy materials for the meeting). The proposal should be sent to the attention of the Secretary of the Company and must include the information and representations that are set out in Exchange Act Rule 14a-8.

Although the Company knows of no items of business which will be presented at the 2005 Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the date on which the Company first mailed its proxy materials for last year's Annual Meeting. The Company received no notice of any shareholder proposal by such date (i.e. April 2, 2004).

FOR THE BOARD OF DIRECTORS

/s/ Peter Stone

Peter Stone
Chief Financial Officer and Secretary

FIND/SVP, INC. 625 Avenue of the Americas, New York, New York 10011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, acknowledging receipt of the proxy statement dated May 11, 2005 of FIND/SVP, Inc., hereby constitutes and appoints David Walke and Peter Stone, and each or any of them, attorney, agent and proxy of the undersigned, with full power of substitution to each of them, for and in the name, place and stead of the undersigned, to appear and vote all the shares of stock of FIND/SVP, Inc., standing in the name of the undersigned on the books of said corporation on May 5, 2005 at the Annual Meeting of Shareholders of FIND/SVP, Inc., to be held at the offices of FIND/SVP, Inc., 625 Avenue of the Americas, New York City, New York, 10011, on June 10, 2005 at 9:15 a.m., New York City time, and any and all adjournments thereof.

When properly executed, this proxy will be voted as designated by the undersigned. If no choice is specified, the proxy will be voted FOR the following proposals, which are set forth in the Proxy Statement.

The Board of Directors recommends a vote FOR each of the Proposals.

The undersigned hereby directs this Proxy to be voted:

☒	Please mark votes as in this example.

1.	Election of Directors

☐	FOR all Nominees listed below	☐	WITHHOLD AUTHORITY, for ALL Nominees

		☐	FOR ALL Nominees
EXCEPT For the individual(s) listed
	David Walke, Martin E. Franklin,		below (Instruction: To withhold
	Andrew P. Garvin,		authority to vote for any
	Warren Struhl, Denise Shapiro,		individual nominee, please write
	Brian Ruder, and Regina Paolillo		in name on line below)

2.	Ratification of the appointment of Deloitte & Touche LLP as FIND/SVP Inc.’s independent auditors for the fiscal year ending December 31, 2005

☐	FOR	☐	AGAINST	☐	ABSTAIN

IMPORTANT: PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

3.	In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Date:__________________________, 2005

Signature of Shareholder

(Signature if held jointly)

Note: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
IN THE ENCLOSED ENVELOPE